As filed with the Securities and Exchange Commission on December 20, 2006
Registration Statement No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.  20549

FORM F-3
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Embraer-Empresa Brasileira de Aeronáutica S.A.
(Exact name of registrant as specified in its charter)

Embraer-Brazilian Aviation Company Inc.
(Translation of registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos, São Paulo
Federative Republic of Brazil
55-12-3927-4404
(Address and telephone number of registrant’s principal executive offices)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, New York 10001
1-800-767-1553
(Name, address and telephone number of agent for service)

Copy to:
Richard S. Aldrich, Jr.
Shearman & Sterling LLP
Av. Brigadeiro Faria Lima, 3400
04538-132 São Paulo, São Paulo
Federative Republic of Brazil
55-11 3702-2201

          Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as determined by market conditions.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413 (b) under the Securities Act, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Registration Fee Price	Amount of Registration Fee

Common shares of Embraer-Empresa Brasileira de Aeronáutica S.A., without par value (1)	(2)	(2)	(2)	(2)

(1)

The common shares may be represented by American Depositary Shares, each of which represents four common shares, evidenced by American Depositary Receipts, issuable on deposit of common shares, have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-133162) filed on April 10, 2006.

(2)

An indeterminate aggregate offering price or number of common shares is being registered as may from time to time be offered at indeterminate prices.  In accordance with Rule 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Embraer-Empresa Brasileira de Aeronáutica S.A.

This prospectus offers:

COMMON SHARES OF
EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
INCLUDING COMMON SHARES IN THE FORM
AMERICAN DEPOSITARY SHARES

          This prospectus relates to the sale from time to time by us or any selling shareholders of our common shares, including American Depositary Shares representing common shares, or ADSs.  We will not receive any proceeds from the common shares and ADSs sold by any selling shareholder.

          Our ADSs, each of which represents four common shares, are listed on the New York Stock Exchange under the symbol “ERJ.”  Our common shares are listed on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo) under the symbol “EMBR3.”

          When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific securities being offered, the manner in which they are being offered and the offering price of the securities.  You should read this prospectus and any accompanying prospectus supplement carefully before you invest.  We or any selling shareholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of those methods, on a continuous or delayed basis.  The names of the underwriters will be set forth in the accompanying prospectus supplement.

         Investing in these securities involves risks. See “Item 3D. Risk Factors” starting on page 13 of our Annual Report on Form 20-F for the year ended December 31, 2005, or our 2005 Annual Report, incorporated by reference herein.

          Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 20, 2006

          You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUPPLEMENT

          Unless the context otherwise requires, we will refer to the common shares or ADSs as the “offered securities” or “securities.” Each time offered securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus, including information incorporated by reference herein prior to the date of such prospectus supplement. Accordingly, to the extent inconsistent, information in this prospectus, including information incorporated by reference herein prior to the date of such prospectus supplement, is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Information Incorporated by Reference.”

          The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and terms of offered securities, the initial public offering price, the price paid for the offered securities, net proceeds to us or a selling shareholder, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the other specific terms related to the offering, and certain U.S. federal income tax consequences and Brazilian tax considerations applicable to the offered securities.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual and other reports with the U.S. Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.   Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. We maintain an Internet site at http://www.embraer.com.  Information contained on our Internet site is not part of this prospectus, or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

          The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.

          We incorporate by reference in this prospectus the following documents: (1) our annual report on Form 20-F for the year ended December 31, 2005 filed on June 30, 2006; (2) our reports on Form 6-K submitted on March 31, 2006, August 7, 2006, October 6, 2006 and October 20, 2006; and (3) our report on Form 6-K/A submitted on October 19, 2006.

          We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus, in each case, after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC.

          As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus, or any accompanying prospectus supplement, is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

          Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus or any accompanying prospectus supplement is delivered, at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

Anna Cecília Bettencourt, Head of Investor Relations
Embraer-Empresa Brasileira de Aeronáutica S.A.
Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos, São Paulo
Brazil
Telephone: +55-12-3927-4404

FORWARD-LOOKING INFORMATION

          This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections of future events. These forward-looking statements are subject to risks, uncertainties and assumptions about our business. You should consider any forward-looking statements in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. See “Information Incorporated by Reference.” We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the future events described in this prospectus may not occur.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

          We are a public company incorporated under the laws of the Federative Republic of Brazil.  Certain of our selling shareholders may also be organized under the laws of Brazil or another non-U.S. jurisdiction.  Substantially all of our directors and officers, and the experts named herein, reside in Brazil. You may not be able, therefore, to effect service of process within the United States upon such persons with respect to matters arising under the federal securities laws of the United States.

          In addition, substantially all of our assets and those of any non-U.S. selling shareholder and the assets of our directors and officers are located outside the United States. As a result, you may not be able to enforce against us, any non-U.S. selling shareholder or our directors and officers judgments obtained in U.S. courts predicated on the civil liability provisions of the federal securities laws of the United States.

          We have been advised by Dr. Flávio Rímoli, our Vice President – Legal Counsel, that judgments of non-Brazilian courts for civil liabilities predicated upon the securities laws of countries other than Brazil, including the U.S. securities law, may be enforced in Brazil subject to certain requirements as described below.  A judgment against us, any Brazilian selling shareholder or any of our directors, officers, independent auditors or advisors obtained outside Brazil would be enforceable in Brazil against us or any such person without retrial or reexamination of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice.  That confirmation, generally, will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian legislation, or after sufficient evidence of the parties’ absence has been given;

•	is not subject to appeal;

•	is for a sum certain;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

          The confirmation process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil.  Accordingly, we cannot assure you that confirmation would be obtained, that the confirmation process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil, including the U.S. securities laws.

          We have also been advised that:

•	the ability of a judgment creditor to satisfy a judgment against us is limited by Brazilian bankruptcy, insolvency liquidation, reorganization and similar laws; and

•

civil actions may be brought before Brazilian courts based on the federal securities laws of the United States and that, subject to applicable law, Brazilian courts may enforce such liabilities in such actions against us (provided that the provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action).

          A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil must provide a note to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that may ensure such payment.  This note must have a value sufficient to satisfy the payment of court fees and defendant’s attorneys’ fees, as determined by the Brazilian judge, except in the case of the enforcement of foreign judgments that have been duly confirmed by the Brazilian Superior Court of Justice.

THE COMPANY

          We are one of the leading manufacturers of commercial aircraft in the world, based on 2005 net sales of commercial aircraft, with a global customer base.  Our focus is achieving customer satisfaction with a range of products addressing the commercial airline, defense and executive jet markets.  We design, develop and manufacture a variety of commercial aircraft.  We are the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and we have also sold aircraft to military forces in Europe, Asia and Latin America.  We have developed a line of executive jets based on one of our regional jet platforms and recently launched new executive jets in the very light, light and ultra-large categories, the Phenom 100, Phenom 300 and Lineage 1000, respectively.  Providing high-quality customer support is a key element of our customer focus and is critical to our ability to maintain long-term relationships with our customers.  In 2005 and for the six months ended June 30, 2006,

•	our commercial aviation business accounted for 70.6% and 68.0% of our net sales, respectively;

•	our defense and government business accounted for 11.1% and 7.6% of our net sales, respectively;

•	our executive jet business accounted for 7.3% and 9.6% of our net sales, respectively; and

•	other related businesses, which include customer services, accounted for 11.0% and 14.8% of our net sales, respectively.

          For the year ended December 31, 2005 and for the six months ended June 30, 2006, we generated net sales of US$3,829.9 million and US$1,829.2 million, respectively, of which more than 90% was U.S. dollar-denominated.  On June 30, 2006, we had a total firm backlog in orders of US$10.2 billion, including 298 commercial aircraft.

          On March 31, 2006, our shareholders approved a reorganization of our corporate structure.  The purpose of the reorganization was to, among other things, create a basis for the sustainability, growth and continuity of our businesses and activities by simplifying our capital structure and thereby improving our access to capital markets and increasing financing resources for the development of new products and expansion programs.  As a result of the reorganization and merger, Embraer-Empresa Brasileira de Aeronáutica S.A., which we hereinafter refer to as “former Embraer” ceased to exist and:

•	Embraer (formerly known as Rio Han Empreendimentos e Participações S.A. and renamed Embraer-Empresa Brasileira de Aeronáutica S.A.) succeeded to all rights and obligations of former Embraer,

•	each common share of former Embraer was exchanged for one common share of Embraer,

•	each preferred share of former Embraer was exchanged for one common share of Embraer,

•

each American Depositary Share, or ADS, of former Embraer, each of which represented four preferred shares of former Embraer, was exchanged for one ADS of Embraer, each of which represents four common shares of Embraer, and

•	the golden share, a special class of common shares of former Embraer held by the Brazilian Government, was exchanged for a special class of common shares of Embraer.

          Former Embraer was incorporated as a publicly held company with private participation by the Brazilian Government in 1969 and was privatized in 1994.  We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a public company that produces aircraft for commercial aviation, executive jet and defense and government purposes.  Throughout our evolution, we have obtained, developed and enhanced our engineering and technological capabilities through our own development of products for the Brazilian Air Force and through joint product development with foreign companies on specific projects.  We have applied these capabilities that we gained from our defense and government business to develop our commercial aviation business.

          Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil.  Our telephone number is +55-12-3927-4404.

USE OF PROCEEDS

          Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from any sale of securities that we make under this prospectus to our general funds and will use them for general corporate purposes.

          We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.

          We will not receive any of the proceeds from the sale of securities by any selling shareholder.

DESCRIPTION OF CAPITAL STOCK

          We are a publicly held corporation with a principal place of business and jurisdiction in the city of São José dos Campos, São Paulo, Brazil, governed mainly by our bylaws and Law No. 6,404 of December 15, 1976, as amended, or the Brazilian Corporate Law. Our corporate purpose, as stated in Article 3 of our bylaws, is to (1) design, manufacture and market aircraft and aerospace materials and their respective accessories, components and equipment in accordance with the highest technology and quality standards, (2) promote and carry out technical activities related to the production and maintenance of aerospace materials, (3) contribute towards the education of technical personnel required for the aerospace industry and (4) conduct technological, industrial and commercial activities and services related to the aerospace industry. We are duly registered with the Junta Comercial do Estado de São Paulo, the Commercial Registry of the State of São Paulo, under the number NIRE 35.300.325.761 and with the Comissão de Valores Mobiliários, the Brazilian Securities Commission, or CVM, under No. 2008-7.

          At December 31, 2005, our capital stock consisted of a total of 721,832,057 outstanding shares, without par value, of which 242,544,448 were common shares, including one special class of common share known as the “golden share,” held by the Brazilian Government, and 479,287,609 were preferred shares.  As a result of the merger of former Embraer with and into Embraer and the resulting share exchange, and after considering the subsequent issuance of common shares upon the exercise of stock options granted, as of September 30, 2006, our capital stock consisted of a total of 738,699,207 outstanding common shares and as of December 19, 2006, our capital stock consisted of a total of of 742,128,960 outstanding common shares, in each case, without par value, including one special class of common share known as the “golden share,” held by the Brazilian Government.  Except for the changes in the voting rights of our shares and in our share capital resulting from the merger of former Embraer with and into Embraer and the resulting share exchange, as described in “Item 14.  Material Modifications to the Rights of Security Holders and Use of Proceeds” of our 2005 Annual Report, there has been no change in the voting rights of our shares or material changes in our share capital since January 1, 2004.  At December 19, 2006, we did not have any treasury shares.  Our bylaws authorize our Board of Directors to increase our capital stock up to 1,000,000,000 common shares without seeking specific shareholder approval.  All our outstanding common shares are fully paid.  Our shareholders must approve at a shareholders’ meeting any capital increase that exceeds the above-referenced authorized amounts.

Voting Rights

          Each of our common shares is generally empowered with one vote at general and special meetings of our shareholders.  Pursuant to our bylaws and the São Paulo Stock Exchange listing agreement in connection with the listing of our shares on the Novo Mercado, we cannot issue shares without voting rights or with restricted voting rights.

Limitations on the Voting Rights of Certain Holders of Common Shares

          Our bylaws provide that, at any general meeting of our shareholders, no shareholder or group of shareholders, including brokers acting on behalf of one or more holders of ADSs, may exercise votes representing more than 5% of the number of shares into which our capital stock is divided.  Votes that exceed this 5% threshold will not be counted.  For further information regarding voting rights of ADSs, see “Description of American Depositary Shares—Voting Rights.”

          For purposes of our bylaws, two or more of our shareholders are considered to be a “group of shareholders” if:

•	they are parties to a voting agreement;

•	one of them is, directly or indirectly, a controlling shareholder or controlling parent company of the other, or the others;

•	they are companies directly or indirectly controlled by the same person/entity, or group of persons/entities, which may or may not be shareholders; or

•

they are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universalities of rights or any other forms of organization or undertaking (1) with the same administrators or managers, or further (2) whose administrators or managers are companies that are directly or indirectly controlled by the same person/entity, or group of persons/entities, which may or may not be shareholders.

          In the case of investment funds having a common administrator, only funds with policies of investment and of exercise of voting rights at shareholders’ meetings that fall under the responsibility of the administrator on a discretionary basis will be considered to be a group of shareholders.

          In addition, shareholders represented by the same proxy, administrator or representative on any account at any general meeting of our shareholders will be considered to be a group of shareholders, except for holders of our ADSs when represented by the relevant depositary.  All signatories to a shareholders’ agreement that addresses the exercise of voting rights will also be considered to be a group of shareholders for purposes of the foregoing limitation.

          This limitation on the voting rights of certain holders of common shares is illustrated in the following table:

Equity Interest of Shareholder or Group of Shareholders	Voting Rights as a Percentage of our Capital Stock

1%	1%
2%	2%
3%	3%
4%	4%
5%	5%
> 5%	5%

Limitation on the Voting Rights of Non-Brazilian Shareholders

          In accordance with the edital (invitation to bid) issued by the Brazilian Government in connection with the privatization of former Embraer in 1994, voting participation of non-Brazilian beneficial owners of common shares of former Embraer was limited to 40% of our common shares.

          Our bylaws provide that, at any general meeting of our shareholders, non-Brazilian shareholders and groups of non-Brazilian shareholders may not exercise voting rights representing more than two-thirds of the total votes of all of the Brazilian shareholders present at such meeting.  The total number of votes that may be exercised by Brazilian shareholders and by non-Brazilian shareholders will be assessed after giving effect to the 5% voting limitation described in “—Limitation on the Voting Rights of Certain Holders of Common Shares” above.  Votes of non-Brazilian shareholders that exceed this two-thirds threshold will not be counted.  If the total vote of non-Brazilian shareholders at any general meeting of our shareholders exceeds two-thirds of the votes that may be exercised by the Brazilian shareholders present at such meeting, the number of votes of each non-Brazilian shareholder will be proportionately reduced so that the total vote of non-Brazilian shareholders does not exceed two-thirds of the total votes that can be exercised by Brazilian shareholders present at such shareholders’ meeting.

          The fraction of two-thirds effectively limits the voting rights of non-Brazilian shareholders and groups of non-Brazilian shareholders to 40% of our total share capital.  The objective of this limitation is to ensure that Brazilian shareholders constitute a majority of the total votes cast at any general meeting of our shareholders.  This limitation will effectively prevent our takeover by non-Brazilian shareholders and limit the ability of non-Brazilian shareholders to affect control over us.

          For purposes of our bylaws, the following are considered to be “Brazilian shareholders:”

•	Brazilian individuals, whether native or naturalized, resident in Brazil or abroad;

•

legal private entities organized under the laws of Brazil that have their administrative head offices in Brazil and (1) do not have a foreign controlling parent company, unless the parent company meets the requirements of clause (2) of this item, and (2) are controlled, directly or indirectly, by one or more Brazilian individuals, whether native or naturalized, resident in Brazil or abroad; and

•

investment funds or clubs organized under the laws of Brazil that have their administrative head office in Brazil and whose managers and/or quotaholders holding the majority of their quotas are persons/entities referred to above.

          A Brazilian shareholder will be required to provide evidence to us and the depositary for the book-entry registry that such shareholder satisfies the foregoing requirements, and only after such evidence is given will such shareholder be included in the records of Brazilian shareholders.

          For purposes of our bylaws, “non-Brazilian shareholders” are considered to be persons or legal entities, investment funds or clubs and any other entities not comprised of Brazilian shareholders and that cannot evidence that they satisfy the requirements to be considered Brazilian shareholders.

          A “group of shareholders” as defined above will be considered to be non-Brazilian whenever one or more of its members is a non-Brazilian shareholder.

          The effect of this limitation on the voting rights of non-Brazilian shareholders (i.e., their participation) is illustrated in the following table, where the column “Non-Brazilian Shareholder Voting Rights” indicates the maximum percentage of votes a non-Brazilian shareholder may cast:

Brazilian Shareholder Participation (% of capital stock)	Non-Brazilian Shareholder Participation (% of capital stock)	Non-Brazilian Shareholder Voting Rights(1) (% of total valid votes)

90%	10%	10%
80%	20%	20%
70%	30%	30%
60%	40%	40%
59%	41%	39.33%
50%	50%	33.33%
40%	60%	26.67%
30%	70%	20%
20%	80%	13.33%
10%	90%	6.67%

(1) Number of votes calculated based on two-thirds of the Brazilian shareholders’ votes.

          The tables below illustrate, in different situations, the voting system that will apply at our shareholders’ meetings.

Example 1

          All Brazilian shareholders hold less than 5% and non-Brazilian shareholders hold a total of 40%, but without any individual holdings higher than 5%.  This example shows a situation where the general restriction for non-Brazilian shareholders does not affect the voting ratio.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	5	5	5	5%	1.00
Brazilian B	5	5	5	5%	1.00
Brazilian C	5	5	5	5%	1.00
Brazilian D	5	5	5	5%	1.00
Brazilian E	5	5	5	5%	1.00
Brazilian F	5	5	5	5%	1.00
Brazilian G	5	5	5	5%	1.00
Brazilian H	5	5	5	5%	1.00
Brazilian I	5	5	5	5%	1.00
Brazilian J	5	5	5	5%	1.00
Brazilian K	5	5	5	5%	1.00
Brazilian L	5	5	5	5%	1.00
Total Brazilians	60	60	60	60%	1.00
Non-Brazilians(1)	40	40	40(2)	40%	1.00
Total	100	100	100	100%	1.00

(Footnotes on following page)

(1)

Assumes that no individual non-Brazilian shareholder holds more than 5% of our capital.  If a non-Brazilian shareholder holds more than 5% of our capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	Two-thirds of 60 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 40 votes.

Example 2

          One Brazilian shareholder holds more than 5% of our capital, the other Brazilian shareholders hold 5% and non-Brazilian shareholders hold a total of 50%, but without any individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	20	5	5	8.57%	0.25
Brazilian B	5	5	5	8.57%	1.00
Brazilian C	5	5	5	8.57%	1.00
Brazilian D	5	5	5	8.57%	1.00
Brazilian E	5	5	5	8.57%	1.00
Brazilian F	5	5	5	8.57%	1.00
Brazilian G	5	5	5	8.57%	1.00
Total Brazilians	50	35	35	60%	1.00
Non-Brazilians(1)	50	50	23.3(2)	40%	0.47
Total	100	85	58.3	100%	0.58

(1)

Assumes that no individual non-Brazilian shareholder holds more than 5% of our capital.  If a non-Brazilian shareholder holds more than 5% of our capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	Two-thirds of 35 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 23 votes.

Example 3

          No Brazilian shareholders hold more than 5% of our capital, a non-Brazilian shareholder holds 30% and other non-Brazilian shareholders hold a total of 40%, but without any individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	5	5	5	10%	1.00
Brazilian B	5	5	5	10%	1.00
Brazilian C	5	5	5	10%	1.00
Brazilian D	5	5	5	10%	1.00
Brazilian E	5	5	5	10%	1.00
Brazilian F	5	5	5	10%	1.00
Total Brazilians	30	30	30	60%	1.00
Non-Brazilian A	30	5	2.2(2)	4.4%	0.07
Non-Brazilians(1)	40	40	17.8(2)	35.6%	0.44
Total	100	75	50	100%	0.50

(1)

Assumes that no individual non-Brazilian shareholder (except Non-Brazilian A) holds more than 5% of our capital.  If a non-Brazilian shareholder holds more than 5% of our capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)

Two-thirds of 30 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 20 votes, proportionally divided between Non-Brazilian A and the other non-Brazilians.

Example 4

          Two Brazilian shareholders holding more than 5% of our capital, three Brazilian shareholders holding 5% and non-Brazilian shareholders holding a total of 30%, but without individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	30	5	5	12%	0.17
Brazilian B	25	5	5	12%	0.20
Brazilian C	5	5	5	12%	1.00
Brazilian D	5	5	5	12%	1.00
Brazilian E	5	5	5	12%	1.00
Total Brazilians	70	25	25	60%	1.00
Non-Brazilians(1)	30	30	16.7(2)	40%	0.56
Total	100	55	41.7	100%	0.42

(1)

Assumes that no individual non-Brazilian shareholder (except Non-Brazilian A) holds more than 5% of our capital.  If a non-Brazilian shareholder holds more than 5% of our capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	Two-thirds of 25 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 16.7 votes.

Golden Share

          The golden share is held by the Brazilian Government.  The golden share is entitled to the same voting rights as the holders of common shares.  In addition, the golden share entitles the holder thereof to veto rights over the following corporate actions:

•	change of our name and corporate purpose;

•	amendment and/or application of our logo;

•	creation and/or alteration of military programs (whether or not involving Brazil);

•	development of third-party skills in technology for military programs;

•	discontinuance of the supply of spare parts and replacement parts for military aircraft;

•	transfer of our control;

•

any amendments to the list of corporate actions over which the golden share carries veto rights,  including the right of the Brazilian Government to appoint one member and alternate to our Board of Directors and the right of our employees to appoint two members and their respective alternates to our Board of Directors, and to the rights conferred to the golden share; and

•

changes to certain provisions of our bylaws pertaining to voting restrictions, rights of the golden share and the mandatory tender offer requirements applicable to holders of 35% or more of our outstanding shares.

          The matters listed above are subject to prior approval by our Board of Directors and the approval within 30 days of the Brazilian Government, as holder of the golden share.  Such matters are also subject to prior notice to the Brazilian Ministry of Finance.  In the absence of the approval of the Brazilian Government within the 30-day period, the matter will be deemed to have been approved by our Board of Directors.

Brazilian Corporate Law and Our Bylaws

          The Brazilian Corporate Law and our bylaws require that all our shareholders’ meetings be called by publication of a notice in the Diário Oficial do Estado de São Paulo, the official government publication of the State of São Paulo, and in a newspaper of general circulation in the city in which our principal place of business is located, currently the ValeParaíbano in São José dos Campos, and in another newspaper of general circulation in São Paulo, where the São Paulo Stock Exchange is located, currently the Gazeta Mercantil, at least 30 days prior to the meeting.  The quorum to hold general meetings of our shareholders at first call is the presence of shareholders representing 35% of the common shares; at second call the meetings can be held with the presence of shareholders representing 25% of the common shares; and at third call the meeting can be held with the presence of any number of shareholders.

          Shareholders attending our shareholders’ meeting must provide their identification cards and produce proof of ownership of the shares they intend to vote.  A shareholder may be represented at a shareholders’ meeting by a proxy, as long as the proxy is appointed less than a year before the shareholders’ meeting. The proxy must be a shareholder, an officer of the corporation, a lawyer or a financial institution. An investment fund must be represented by its investment fund officer. A proxy must deposit with the company proof of its appointment at least 24 hours before our shareholders’ meetings.

          According to the Brazilian Corporate Law, the common shares are entitled to dividends in proportion to their share of the amount available for distribution.  See “Dividends and Dividend Policy” and “Item 8A. Financial Information—Consolidated Statements and Other Financial Information—Dividends and Dividend Policy” of our 2005 Annual Report for a more complete description of payment of dividends on our shares.  In addition, upon our liquidation, the common shares are entitled to return of capital in proportion to their share of our net worth.

          According to the Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;

•	the right to participate equally and proportionally in any remaining residual assets in the event of our liquidation;

•

preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in some specific circumstances under Brazilian law described in “Item 10D. Exchange Controls—Preemptive Rights” of our 2005 Annual Report;

•	the right to supervise our management in accordance with Article 109 of the Brazilian Corporate Law; and

•	the right to appraisal rights in the cases specified in the Brazilian Corporate Law, which are described in “Item 10D. Exchange Controls—Redemption and Right of Withdrawal” of our 2005 Annual Report.

Disclosure of Significant Interest

Brazilian Requirements

          Brazilian law and our bylaws provide that all shareholders or groups of shareholders will be required to disclose, through notice to us and to the stock exchanges on which our securities are traded, the acquisition of shares that, together with those already held by them, exceed 5% of our capital stock.  A violation of this disclosure obligation could result in the suspension of rights, including voting rights, by a resolution of shareholders at a shareholders’ meeting.

Certain U.S. Legal Requirements

          In addition, the Exchange Act imposes reporting requirements on shareholders or groups of shareholders who acquire beneficial ownership (as such term is defined under Rule 13d-3 of the Exchange Act) of more than 5% of our common shares.  In general, such shareholders must file, within ten days after such acquisition, a report of beneficial ownership with the SEC containing the information prescribed by the regulations under the Exchange Act.  This information is also required to be sent to us and to each U.S. securities exchange on which our common shares are traded.  Shareholders should consult with their own legal advisor regarding their reporting obligations under the Exchange Act.

Form and Transfer

          As our shares are in registered book-entry form, the transfer of shares is governed by the rules of Article 35 of the Brazilian Corporate Law.  This Article provides that a transfer of shares is effected by an entry made by Banco Itaú S.A., also known as the registrar, in its books, by debiting the share account of the transferor and crediting the share account of the transferee.  Banco Itaú S.A. also performs all the services of safe-keeping and transfer of shares and related services for us.

          Transfers of shares by a non-Brazilian shareholder are made in the same way and executed by that shareholder’s local agent on the shareholder’s behalf except that if the original investment was registered with the Central Bank of Brazil, or the Central Bank, pursuant to Resolution No. 2,689, the foreign investor must also seek amendment, if necessary, through its local agent, of the electronic registration to reflect the new ownership.

          The São Paulo Stock Exchange operates as a central clearing system.  A holder of our shares may choose, in its discretion, to participate in this system, and all shares elected to be put into this system will be deposited in the custody of the São Paulo Stock Exchange (through a Brazilian institution duly authorized to operate by the Central Bank and having a clearing account with the São Paulo Stock Exchange).  The fact that those shares are held in the custody of the São Paulo Stock Exchange will be reflected in our register of shareholders.  Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the São Paulo Stock Exchange and will be treated in the same way as registered shareholders.

Board of Directors

          For a discussion of our Board of Directors, see “Item 6A. Directors and Senior Management—Board of Directors” and “Item 6C. Board Practices” of our 2005 Annual Report.

Mechanism to Promote Dispersed Ownership of Our Shares

           Our bylaws contain provisions that have the effect of avoiding concentration of our shares in the hands of an investor or a small group of investors, in order to promote more dispersed ownership of our shares.  To this end, these provisions place certain obligations on a shareholder or group of shareholders that becomes a holder of 35% or more of our total capital stock, or an Acquiring Shareholder.  Not later than 15 days after a shareholder becomes an Acquiring Shareholder, such Shareholder must submit a request to the Brazilian Government, through the Ministry of Finance, to make a public tender offer to acquire all of our capital stock.  The Brazilian Government will have full discretion to accept or deny this request.  The Acquiring Shareholder may not purchase any additional shares until the Brazilian Government provides its opinion on the public offer.  If the request is accepted by the Brazilian Government, the Acquiring Shareholder must make a public offer for all shares within 60 days of acceptance.  The offer must be made in accordance with the CVM and the São Paulo Stock Exchange regulations and the provisions of our bylaws.  If the request is denied by the Brazilian Government, the Acquiring Shareholder must sell all shares such Acquiring Shareholder owns in excess of 35% of our total capital stock within 30 days.  Failure to comply with these provisions will subject the Acquiring Shareholder to the potential suspension of all voting rights inherent to the shares held by it if a resolution to such effect is approved at a general meeting of our shareholders called by our management.  These provisions are not applicable to shareholders who become holders of 35% or more of our total capital stock in certain transactions specified in our bylaws as, for example, cancellation of our common shares held in treasury.

          The public tender offer must be (1) directed to all of our shareholders, (2) made through an auction to take place on the São Paulo Stock Exchange, (3) launched at a set price calculated in accordance with the procedure set forth below, (4) paid upfront, in Brazilian currency, (5) made so as to assure equal treatment to all shareholders, (6) irrevocable and not subject to any changes after publication of the bidding offer, and (7) based on a valuation report to be prepared in accordance with the rules set forth in our bylaws and in applicable CVM rules and regulations.

          The price to be offered for the shares in such public tender offer shall be calculated as follows:

•	Tender Offer Price = Value of the Share + Premium,

where:

•	“Tender Offer Price” corresponds to the acquisition price for each share issued by us in the public offering of shares provided hereunder.

•	“Value of the Share” corresponds to the greater of:

(i) the highest unit quotation obtained for the shares issued by us during the 12-month period prior to the tender offer among values recorded on any stock exchange on which the shares were traded;

(ii) the highest price paid by the Acquiring Shareholder, during the 36-month period prior to the tender offer, for a share or tranche of shares issued by us;

(iii) the amount equivalent to 14.5 times our Consolidated Average EBITDA, as defined below, reduced by our net consolidated indebtedness, divided by the total number of shares issued by us; and

(iv)

the amount equivalent to 0.6 times the amount of our firm backlog orders, according to the last information disclosed by the latter, reduced by our net consolidated indebtedness, divided by the total number of shares issued by us.

•	“Premium” corresponds to 50% of the Value of the Share.

•

“Consolidated EBITDA” is our consolidated operating profit before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as assessed based on the audited restated statements for our most recent complete fiscal year.

•	“Average Consolidated EBITDA” is the arithmetic average of our consolidated EBITDAs for the two most recent complete fiscal years.

          The launch of a public tender offer does not preclude us or any of our shareholders from launching a competing public tender offer, in accordance with applicable regulations.

Arbitration

          Any disputes or controversies relating to the listing rules of the Novo Mercado, our bylaws, the Brazilian Corporate Law, the rules published by the CMN, the Central Bank or the CVM, any shareholders’ agreement filed at our headquarters and other rules applicable to the Brazilian capital markets in general must be submitted to arbitration conducted in accordance with the Rules of the São Paulo Stock Exchange Arbitration Chamber.  According to Chapter 12 of such rules, the parties may consensually agree to use another arbitration chamber or center to resolve their disputes.  Any shareholder that becomes a holder of shares representing our control must agree to comply with the Rules of the São Paulo Stock Exchange Arbitration Chamber within 30 days of the acquisition of the shares.  These provisions will not apply, however, in the event of a dispute or controversy related to the member of the Board of Directors elected by the Brazilian Government or to a dispute or controversy deriving from the golden share.

Going Private Process

          We may become a private company only if we or our controlling shareholders conduct a public tender offer to acquire all of our outstanding shares subject to prior approval of the public offer by the Brazilian Government, as holder of the golden share, and in accordance with the rules and regulations of the Brazilian Corporate Law the CVM regulations and the rules of the Novo Mercado, if applicable.  The minimum price offered for the shares in the public tender offer will correspond to the economic value of such shares as determined by a valuation report issued by a specialized firm.

          The valuation report must be prepared by a specialized and independent firm of recognized experience chosen by the shareholders representing the majority of the outstanding shares (excluding, for such purposes, the shares held by the controlling shareholder, its partner and any dependents included in the income tax statement, should the controlling shareholders be an individual, treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes) from a list of three institutions presented by our Board of Directors.  All the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by the controlling shareholder.

          Shareholders holding at least 10% of our outstanding shares may require our management to call a special meeting of our shareholders to determine whether to perform another valuation using the same or a different valuation method.  This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public offering.  The shareholders who make such request, as well as those who vote in its favor, must reimburse us for any costs involved in preparing the new valuation if the new valuation price is not higher than the original valuation price.  If the new valuation price is higher than the original valuation price, the public offering must be made at the higher price.  If our shareholders determine to take us private and at that time we are controlled by a shareholder holding less than 50% of our total capital stock or by a shareholder that is not a member of a group of shareholders (as defined in its bylaws), we must conduct the public tender offer, within the limits imposed by law.  In this case, we may only purchase shares from shareholders that have voted in favor of us becoming a private company after purchasing all shares from the other shareholders that did not vote in favor of such deliberation and that have accepted the public tender offer.

Delisting from the Novo Mercado

          At any time, we may delist our shares from the Novo Mercado, provided that shareholders representing the majority of our shares approve the action and that at least 30 days’ written notice is given to the São Paulo Stock Exchange.  The decision of the shareholders must specify if the delisting will occur because the securities will no longer be traded on the Novo Mercado, or because we are going private.  Our delisting from the Novo Mercado will not result in the loss of our registration as a public company on the São Paulo Stock Exchange.

          If we delist from the Novo Mercado, by decision taken at a shareholders’ meeting, any controlling shareholder or group of controlling shareholders at the time, if any, must conduct a public offering for the acquisition of our outstanding shares, within a period of 90 days if we delist in order for our shares to be tradable outside the Novo Mercado, or within a period of 120 days if we delist as a result of a corporate reorganization in which the surviving company is not listed on the Novo Mercado.  The price per share shall be equivalent to the economic value of those shares as determined in a valuation report prepared by a specialized and independent company of recognized experience, which will be chosen at a shareholders’ meeting from a list of three institutions presented by our Board of Directors, by an absolute majority of the votes of the shareholders of our outstanding shares present at the meeting (excluding, for such purposes, the shares held by any controlling shareholder or group of shareholders at the time, if any, its partners and dependents included in our income tax statement, should the controlling shareholder be an individual, treasury shares, shares held by our affiliates and by other companies that are a part of our economic group, as well as blank votes).  All the expenses and costs incurred in connection with the preparation of the valuation report must be paid by the controlling shareholder.

          If we are subject to widespread control at the time of our delisting from the Novo Mercado, either for our shares to be traded outside the Novo Mercado or as a result of a corporate reorganization, the shareholders that voted in favor of such deliberation must conduct a public tender offer for the acquisition of our shares.

          Pursuant to our bylaws, we may also be delisted if the São Paulo Stock Exchange decides to suspend trading of our shares on the Novo Mercado due to our non-compliance with the Novo Mercado regulations.  In this case, the Chairman of the Board of Directors must call a shareholders’ meeting, within two days of the determination by the São Paulo Stock Exchange, in order to replace all members of our Board of Directors.  If the Chairman of the Board of Directors does not call the shareholders’ meeting, any shareholder may do so.  The new Board of Directors will be responsible for the compliance with the requirements that resulted in the delisting.

          Additionally, if we are delisted from the Novo Mercado (1) because a decision taken at a general meeting of our shareholders resulted in non-compliance with the Novo Mercado regulations, the public tender offer must be conducted by the shareholders that voted in favor of the deliberation, or (2) as a result of our non-compliance with the Novo Mercado regulations resulting from acts of our management, we must conduct the public tender offer in order to become a private company, within the limits imposed by law.

          According to the Novo Mercado regulations, in the event of a transfer of our control within 12 months following our delisting from the Novo Mercado, the selling controlling shareholders and the acquirer must offer to acquire the remaining shares for the same price and terms offered to the selling controlling shareholders, adjusted for inflation.

          If our shares are delisted from the Novo Mercado, we will not be permitted to have shares listed on the Novo Mercado for a period of two years after the delisting date, unless there is a change in our control after our delisting from the Novo Mercado.

          According to the Novo Mercado regulations, the São Paulo Stock Exchange may issue complementary rules to regulate the public offering in the event of delisting in case a company has dispersed ownership.

DIVIDENDS AND DIVIDEND POLICY

Amounts Available for Distribution

          At each annual shareholders’ meeting, the Board of Directors is required to recommend how net profits for the preceding fiscal year are to be allocated.  For purposes of the Brazilian Corporate Law, net profits are defined as net income after income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our profits.  In accordance with the Brazilian Corporate Law and our bylaws, the amount available for dividend distribution is the amount equal to net profits less any amounts allocated from such net profits to:

•	the legal reserve;

•	a contingency reserve for anticipated losses; and

•	an unrealized revenue reserve.

          In accordance with the Brazilian Corporate Law, we are required to maintain a legal reserve, to which we must allocate 5% of net profits for each fiscal year until the amount for such reserve equals 20% of paid-in capital.  However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which the legal reserve, when added to our other established capital reserves, would exceed 30% of our capital.  Net losses, if any, may be charged against the legal reserve.

          The Brazilian Corporate Law also provides for two additional, discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting.  First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years.  Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs.  Second, if the amount of unrealized revenue exceeds the sum of:

•	the legal reserve;

•	the investment and working capital reserve;

•	retained earnings; and

•	the contingency reserve for anticipated losses,

such excess may be allocated to an unrealized revenue reserve. Under the Brazilian Corporate Law, unrealized revenue is defined as the sum of:

•	price-level restatement of balance sheet accounts;

•	the share of equity earnings of affiliated companies; and

•	profits from installment sales to be received after the end of the next succeeding fiscal year.

          According to our bylaws and subject to shareholder approval, our Board of Directors may allocate up to 75% of our adjusted net income to an investment and working capital reserve.  The reserve may not exceed 80% of our capital.  The purpose of the investment and working capital reserve is to make investments in fixed assets or increase working capital.  This reserve may also be used to amortize debts.  We may also grant a participation in our net income to our management and employees.  However, the allocation to the investment and working capital reserve or the participation of management and employees cannot reduce the mandatory distributable amount (discussed below).  Otherwise, the amount in excess of capital must be used to increase capital or be distributed as a cash dividend.  The balance of the investment and working capital reserve may be used:

•	in the deduction of accumulated losses, whenever necessary;

•	in the distribution of dividends, at any time;

•	in the redemption, withdrawal, purchase or open-market repurchase of shares, as authorized by law; and

•	to increase capital, including by means of an issuance of new shares.

          The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized, or further increased or reduced as a result of the allocations of revenues to or from the unrealized revenue reserve.  The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the Brazilian Corporate Law.

Mandatory Distribution

          The Brazilian Corporate Law generally requires that the bylaws of each Brazilian corporation specify a minimum percentage of the amounts available for distribution by such corporation for each fiscal year that must be distributed to shareholders as dividends, also known as the mandatory distribution.

          The mandatory distribution set forth in our bylaws is based on a percentage of adjusted net income, not lower than 25%, rather than a fixed monetary amount per share.  The Brazilian Corporate Law, however, permits a company to suspend the mandatory distribution of dividends if the Board of Directors and the Conselho Fiscal report to the general meeting of shareholders that the distribution would be inadvisable in view of the company’s financial condition.  This suspension is subject to approval of holders of common shares.  In this case, our Board of Directors must file a justification for such suspension with the CVM.  Profits not distributed by virtue of the suspension mentioned above must be attributed to a special reserve and, if not absorbed by subsequent losses, must be paid as dividends as soon as the financial condition of such company permits such payments.

Payment of Dividends

          We are required by the Brazilian Corporate Law and by our bylaws to hold an annual shareholders’ meeting by the end of the fourth month after the end of each fiscal year at which, among other things, the shareholders have to decide on the payment of an annual dividend.  The payment of annual dividends is based on the financial statements prepared for the relevant fiscal year.  Under the Brazilian Corporate Law, dividends generally are required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which the dividend was declared.  A shareholder has a three-year period from the dividend payment date to claim dividends (or interest payments) in respect of its shares, after which the unclaimed dividends revert to us.

          The Brazilian Corporate Law and our bylaws permit a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by our shareholders.  Our bylaws provide that the Board of Directors may declare interim dividends based on the preexisting and accumulated profits.  Our bylaws also permit us to prepare financial statements semiannually and for shorter periods.  Our Board of Directors may approve the distribution of dividends calculated with reference to those financial statements.  However, such dividends cannot exceed the amount of capital reserves.

          In general, shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil.  Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the custodian on behalf of the depositary, which will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs.  Under current Brazilian law, dividends paid to shareholders who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding income tax, except for dividends declared based on profits generated prior to December 31, 1995.

History of Dividend Payments and Additional Payments of Interest on Shareholders’ Equity

          We did not pay dividends from 1988 through 1997 because we did not have net profits for any year during that period.  On January 16, 1998, we reduced our capital in order to offset our accumulated deficit.  As a result, we were then able to distribute profits achieved in 1998.

          Law No. 9,249, dated December 26, 1995, as amended, provides for distribution of interest on shareholders’ equity to shareholders as an alternative form of payment to shareholders.  Such interest is limited to the daily pro rata variation of the Long-Term Interest Rate (Taxa de Juros de Longo Prazo), or TJLP (a financial instrument index), and cannot exceed the greater of:

•

50% of net income (after taking into account the provisions for the Contribuição Social Sobre o Lucro Líquido, or Social Contribution on Net Profits, or CSLL, but before taking into account such distribution and any deductions for income taxes) for the period in respect of which the payment is made; and

•	50% of the sum of retained earnings and profit reserves as of the beginning of the year in respect of which the payment is made.

          Distribution of interest on shareholders’ equity may also be accounted for as a tax-deductible expense.  Any payment of interest on shareholders’ equity to holders of ADSs or common shares, whether or not they are Brazilian residents, is subject to Brazilian withholding income tax at the rate of 15% or 25% if the beneficiary is resident in a tax haven.  The amount paid to shareholders as interest on shareholders’ equity, net of any withholding tax, may be included as part of any mandatory distributable amount.  Under Brazilian law, we are obligated to distribute to shareholders an amount sufficient to ensure that the net amount received by them, after payment by us of applicable Brazilian withholding taxes in respect of the distribution of interest on shareholders’ equity, is at least equal to the mandatory distribution.  When we distribute interest on shareholders’ equity, and that distribution is not accounted for as part of the mandatory distribution, Brazilian withholding tax will apply.  All payments to date were accounted for as part of the mandatory distribution.

          The table below summarizes the history of payments of dividends and interest on shareholders’ equity for the periods indicated.  Interest on shareholders’ equity is a form of distribution on shares that is deductible by the payer for Brazilian tax purposes.  The table sets forth in reais the historical payments of dividends and historical payments of interest on shareholders’ equity we have made to our shareholders, including amounts paid per common share and preferred share of former Embraer, translated into U.S. dollars at the prevailing selling rate for reais into U.S. dollars at the commercial rate on each of the respective dates that the dividends were approved.

Date of Approval	Period in which Profits were Generated	Total Amount of Distribution		Total Amount per Share(1)

				Common Share		Preferred Share

		(R$ in millions)	(US$ in millions) (4)	(R$)	(US$) (4)	(R$)	(US$)(4)
September 18, 1998(2)	First two quarters of 1998	21.3	17.9	0.000419	0.000354	0.000461	0.000389
March 30, 1999(2)	Remaining two quarters of 1998	33.9	19.7	0.000667	0.000387	0.000734	0.000426
September 28, 1999(2)	First two quarters of 1999	36.8	19.1	0.073000	0.037975	0.080000	0.041617
January 31, 2000(2)	Remaining two quarters of 1999	86.7	48.1	0.171700	0.095262	0.188900	0.104805
March 24, 2000(3)	First quarter of 2000	19.6	11.2	0.038200	0.021862	0.042000	0.024037
June 16, 2000(3)	Second quarter of 2000	19.9	11.0	0.038640	0.021467	0.042500	0.023611
July 6, 2000(2)	First two quarters of 2000	79.6	44.8	0.154730	0.087182	0.170200	0.095898
September 22, 2000(3)	Third quarter of 2000	27.7	15.0	0.048310	0.026203	0.053140	0.028822
December 15, 2000(3)	Fourth quarter of 2000	33.5	17.1	0.058390	0.029861	0.064220	0.032842
March 16, 2001(2)	Remaining two quarters of 2000	107.5	49.7	0.187400	0.086695	0.206130	0.095360
March 16, 2001(3)	First quarter of 2001	33.8	15.7	0.059030	0.027308	0.064930	0.030038
June 13, 2001(3)	Second quarter of 2001	41.4	18.0	0.063230	0.027433	0.069550	0.030175
September 14, 2001(2)	First two quarters of 2001	123.1	46.1	0.186780	0.069921	0.205460	0.076914
September 14, 2001(3)	Third quarter of 2001	48.4	18.1	0.073353	0.027460	0.080690	0.030206
December 15, 2001(3)	Fourth quarter of 2001	57.1	24.6	0.086490	0.037274	0.095150	0.041006
March 19, 2002(2)	Remaining two quarters of 2001	100.0	43.0	0.132623	0.057077	0.145888	0.062785
March 19, 2002(3)	First quarter of 2002	58.9	25.4	0.077770	0.033470	0.085540	0.036814
June 14, 2002(3)	Second quarter of 2002	59.5	20.9	0.078590	0.027634	0.086440	0.030394

(Footnotes on following page)

Date of Approval	Period in which Profits were Generated	Total Amount of Distribution		Total Amount per Share(1)

				Common Share		Preferred Share

		(R$ in millions)	(US$ in millions)(4)	(R$)	(US$)(4)	(R$)	(US$)(4)

September 13, 2002(3)	Third quarter of 2002	66.3	17.0	0.087400	0.022440	0.096130	0.024681
December 13, 2002(3)	Fourth quarter of 2002	70.0	19.8	0.092090	0.026063	0.101310	0.028673
December 13, 2002(3)	1998 and 1999	72.5	20.5	0.095360	0.026989	0.104890	0.029686
June 16, 2003(3)	First two quarters of 2003	76.7	26.7	0.100870	0.035122	0.110950	0.038632
December 12, 2003(3)	Remaining two quarters of 2003	118.5	41.0	0.155230	0.053728	0.170750	0.059099
March 12, 2004(3)	First quarter of 2004	101.0	34.7	0.132230	0.045462	0.145450	0.050007
June 25, 2004(3)	Second quarter of 2004	160.0	51.5	0.209230	0.067331	0.230150	0.074063
September 20, 2004(3)	Third quarter of 2004	160.0	55.9	0.209130	0.073158	0.230050	0.080476
December 17, 2004(3)	Fourth quarter of 2004	164.1	61.8	0.214270	0.080723	0.235700	0.088796
March 11, 2005(3)	First quarter of 2005	106.5	39.9	0.138920	0.052104	0.152810	0.057314
June 3, 2005(3)	Second quarter of 2005	110.8	47.1	0.144500	0.061479	0.158950	0.067627
September 16, 2005(3)	Third quarter of 2005	113.5	51.1	0.147770	0.066497	0.162540	0.073144
December 19, 2005(3)	Fourth quarter of 2005	112.9	48.2	0.146870	0.062746	0.161550	0.069018
June 19, 2006(3)	First two quarters of 2006	114.4	51.1	0.154940	0.069157	—	—
September 15, 2006(3)	Third quarter of 2006	92.3	42.9	0.125000	0.058315	—	—
December 8, 2006(3)	Fourth quarter of 2006	85.0	39.6	0.114890	0.053582	—	—

(1)	Refers to common and preferred shares of former Embraer up to March 2006.
(2)	Represents dividend payments.
(3)	Represents interest on shareholders’ equity.
(4)	Translated from nominal reais into U.S. dollars at the commercial selling rates in effect on the dates that the dividends were approved.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

          The following description of American Depositary Shares is applicable to any international offering of common shares represented by American Depositary Shares.

American Depositary Shares

          JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receive in any international offering of ADSs and will execute and deliver the ADRs evidencing the ADSs.  Each ADS will represents an ownership interest in four common shares.  The underlying common shares are deposited with the custodian, Banco Itaú S.A., as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder.  In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which has not been distributed directly to you.  Unless specifically requested by holders of ADSs, all ADSs will be issued on the books of the depositary in book-entry form and periodic statements will be mailed to holders of ADSs that reflect their ownership interest in such ADSs.  In this description of ADSs, references to American depositary receipts, or ADRs, shall include the statements holders of ADSs will receive which reflects their ownership of ADSs.

          The depositary’s principal executive office is located at 4 New York Plaza, New York, NY 10004.

          ADR holders may hold ADSs either directly or indirectly through their broker or other financial institution.  If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

          Because the depositary’s nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf.  The obligations of the depositary and its agents are set out in the deposit agreement.  The deposit agreement and the ADSs are governed by New York law.

          The following is a summary of the material terms of the deposit agreement.  Because it is a summary, it does not contain all the information that may be important to you.  For more complete information, you should read the entire deposit agreement and the form of ADR, which contains the terms of your ADSs.  You can read a copy of the deposit agreement, which is filed as an exhibit to this registration statement of which this prospectus forms a part.  For further information on how you may obtain a copy of the deposit agreement, see “Where You Can Find More Information” in this prospectus.

Share Dividends and Other Distributions

           How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities.  The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement.  You will receive these distributions in proportion to the number of underlying securities your ADSs represent.

          Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (1) appropriate adjustments for taxes withheld, (2) such distribution being impermissible or impracticable with respect to certain registered holders, and (3) deduction of the depositary’s expenses in (a) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (b) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (c) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (d) making any sale by public or private means in any commercially reasonable manner.  If this conversion is not possible or if any approval from any government authority is needed and cannot be obtained, the deposit agreement allows the depositary to distribute reais only to those ADR holders to whom it is possible to do so.  It will hold the reais it cannot convert for the account of the ADR holders who have not been paid.  It will not invest the reais on behalf of the ADR holders and it will not be liable for the interest.  Before making a distribution, any withholding taxes that must be paid under Brazilian law will be deducted.  If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares.  Only whole ADSs will be issued.  Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights.  However, if we do not furnish such evidence, the depositary may:

	•	sell such rights if practicable and distribute the net proceeds as cash; or

	•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

•

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (1) distribute such securities or property in any manner it deems equitable and practicable or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

          If the depositary determined that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

          Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents.  Fractional cents will be withheld without liability for interest thereon and dealt with by the Depositary in accordance with its then current practices.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

          There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

          How does the depositary issue ADSs?

          As the common shares are registred in book-entry form, the depositary will issue ADSs if and when an entry or entries are made in the share registry by the registrar of the share registry to evidence the record ownership of common shares by the custodian, as agent of the depositary.

          Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

          The custodian will hold all deposited shares for the account of the depositary.  ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement.  The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares.  The deposited shares and any such additional items are referred to as “deposited securities.”

          Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled.  All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name.  An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

          How do ADR holders cancel an ADS and obtain deposited securities?

          When ADR holders turn in their ADSs at the depositary’s office, or when they provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on behalf of the ADR holder.  At the risk, expense and request of the ADR holder, the depositary may deliver deposited securities at such other place as the ADR holder may request.

          The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

          The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of common shares or other deposited securities,

•

for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

          How do ADR holders vote?

          If the depositary asks ADR holders to provide it with voting instructions, ADR holders may instruct the depositary how to exercise the voting rights for the shares that underlie the ADSs.  After receiving voting materials or notice of any meeting or solicitation of consents or proxies of shares and ADSs from us, the depositary will promptly notify the ADR holders of any shareholder meeting or solicitation of consents or proxies.  This notice will state such information as is contained in the voting materials and describe how ADR holders may instruct the depositary to exercise the voting rights for the shares which underlie the holder’s ADSs.  For instructions to be valid, the depositary must receive them in the manner and on or before the date specified.  The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as the ADR holders.  The depositary will only vote as instructed by ADR holders.  The depositary will not itself exercise any voting discretion.  Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

           No ADR holder or group of ADR holders, including brokers acting on behalf of one or more holders of ADSs, may exercise votes representing more than 5% of the quantity of shares into which our capital stock is divided.  See “Description of Capital Stock —Limitation on the Voting Rights of Certain Holders of Common Shares” for further details.  In addition, each ADR holder will be deemed to be a non-Brazilian shareholder for the purposes of the limitation on the voting rights of non-Brazilian shareholders set forth in our by-laws (see “Description Capital Stock —Limitation on the Voting Rights of Non-Brazilian Shareholders”), unless such holder provides the depositary and us with sufficient evidence to establish that such shareholder is a “Brazilian shareholder” as defined in our by-laws.

          There is no guarantee that ADR holders will receive voting materials in time to instruct the depositary to vote and it is possible that ADR holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

          Will ADR holders be able to view reports from us?

          The depositary will make available for inspection by ADR holders any written communications (or English translations or summaries thereof) from us that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.  We will furnish these communications in English when so required by any rules or regulations of the SEC.

          Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and requests the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

          What fees and expenses will ADR holders be responsible for paying?

          ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities.  The fee in each case is US$5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

          The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$0.02 per ADS (or portion thereof) per year for services performed, by the depositary in administering our ADR program (which fee shall be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•

any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at the request of ADR holders;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•

such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

          We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.  The fees described above may be amended from time to time.

Payment of Taxes

          ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution.  If an ADR holder owes any tax or other governmental charge, the depositary may (1) deduct the amount thereof from any cash distributions, or (2) sell deposited securities and deduct the amount owing from the net proceeds of such sale.  In either case the ADR holder remains liable for any shortfall.  Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations).  If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

          By holding an ADR or an interest therein, the ADR holder will be agreeing to indemnify us, the depositary, its custodian and any of their respective directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, the ADSs.

Reclassifications, Recapitalizations and Mergers

          If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

          If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Resignation or Removal

          The depositary may resign as depositary by 60 days’ prior written notice of its election to do so delivered to us, or be removed as depositary by us with 60 days’ prior written notice of such removal delivered to the depositary.

Amendment and Termination

          How may the deposit agreement be amended?

          We may agree with the depositary to amend the deposit agreement and the ADSs without the consent of the ADR holders for any reason.  ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders.  If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment.  Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or ADR holders otherwise receive notice.  No amendment, however, will impair the right of ADR holders to surrender their ADSs and receive the underlying securities.

          How may the deposit agreement be terminated?

          The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice, and it must do so at our request.  The deposit agreement may be terminated on the removal of the depositary for any reason.  After termination, the depositary’s only responsibility will be (1) to deliver deposited securities to ADR holders who surrender their ADRs, and (2) to hold or sell distributions received on deposited securities.  As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs.  After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.  The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

          Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may require ADR holders to pay, provide or deliver:

•

payment with respect thereto of (1) any stock transfer or other tax or other governmental charge, (2) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (3) any applicable fees and expenses described in the ADR;

•

the production of proof satisfactory to it of (1) the identity of any signatory and genuineness of any signature and (2) such other information, including without limitation or information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on behalf of us for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

          The deposit agreement expressly limits the obligations and liability of the depositary, us and its respective agents.  Neither we nor the depositary nor any such agent will be liable if:

•

present or future law, rule or regulation of the United  States, the Federative Republic of Brazil or any other country, or of any  governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it or them (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs.  We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required.  The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including, without limitation, laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

          The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.  In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

          The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

          ADR holders and holders of interests in ADRs will be subject to the provisions of our bylaws, to Instruction No. 358/02 of the CVM, or Instruction No. 358/02, and any other regulations of Brazil or the U.S. securities laws relating to disclosure of interests in deposited securities.  Under Instruction No. 358/02, an ADR holder, holder of an interest in ADRs, or groups of ADR holders or of holders of an interest in ADRs, will have a duty to notify us and the stock exchange on which our securities are traded if such ADR holder, holder of an interest in ADRs, or groups of holders or of holders of an interest in ADRs, acquires deposited securities that, together with the deposited securities already held by them, equals or exceeds 5% of our capital stock.  Such ADR holder, holder of an interest in ADRs, or groups of holders or of holders of an interest in ADRs may be required to further notify us and stock exchanges on which our securities are traded of certain changes in ownership of the deposited securities after the first notification.  Under Instruction No. 358/02, we may make inquiries if it knows or has reasonable cause to believe that an ADR holder, a holder of an interest in ADRs, or groups of holders or of holders of an interest in ADRs has any interest in deposited securities (including its interest in deposited securities represented by ADRs).  We reserve the right to request ADR holders to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with them directly as a holder of deposited securities and, by holding an ADS or an interest therein, ADR holders will be agreeing to comply with such instructions.

Requirements for Depositary Actions

          We, the depositary or the custodian may refuse to

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

• the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

• the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•

the holder has complied with such regulations as the depositary may establish under the deposit agreement, including those regulations which we inform the depositary in writing are necessary to facilitate compliance with any applicable rules or regulations of the Central Bank of Brazil or the SEC.

          The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

          The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system.  ADR holders may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.  Such register may be closed from time to time, when deemed expedient by the depositary.

          The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.  These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

          The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares).  This is called a pre-release of the ADS.  A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary.  The depositary may pre-release ADSs only if the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares;

•	assigns all rights in such shares to the depositary;

•	holds such shares for the account of the depositary; and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

          In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs).  However, the depositary may change or disregard such limit from time to time as it deems appropriate.  The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

          In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the deposit agreement and the applicable ADR(s), and (b) appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

SELLING SHAREHOLDERS

          Information about selling shareholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated herein by reference.  The selling shareholders may include Fundação SISTEL de Seguridade Social and Caixa de Previdência dos Funcionários do Banco do Brasil—PREVI in one or more offerings made pursuant to this prospectus.

PLAN OF DISTRIBUTION

          We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

TAXATION

          The material Brazilian and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered pursuant to this prospectus will be set forth in the prospectus supplement offering such securities.

LEGAL MATTERS

          The validity of the ADSs will be passed upon for us and any selling shareholder by Shearman & Sterling LLP.  The validity of the common shares and matters governed by Brazilian law will be passed upon for us by Dr. Flávio Rímoli, our Vice President – Legal Counsel.

EXPERTS

          Our financial statements incorporated by reference in this prospectus from our 2005 Annual Report have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), which is incorporated by reference herein, and has so been incorporated in reliance upon the report of such firm giving upon their authority as experts in accounting and auditing.

          Deloitte Touche Tohmatsu Auditores Independentes is a member of the Regional Accounting Council (Conselho Regional de Contabilidade).  The address of Deloitte Touche Tohmatsu Auditores Independentes is Rua Alexandre Dumas, 1981, CEP 04717-906 São Paulo, São Paulo, Brazil.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

          Neither the laws of Brazil nor the registrant’s bylaws or other constitutive documents provide for indemnification of directors or officers.

          The registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the registrant.

          This liability insurance also covers all payments made by the registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 9.  Exhibits.

Exhibit Number	Description

1.1*	Form of underwriting agreement.

4.1

Amended and Restated Deposit Agreement among the registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts incorporated by reference herein to Exhibit 99(a) to the registrant’s registration statement on Form F-6 filed on April 10, 2006 (File No. 333-133162).

4.2	Form of American Depositary Receipts (included in Exhibit 4.1).

5.1*	Opinion of Shearman & Sterling LLP, U.S. counsel to the registrant.

5.2*	Opinion of Dr. Flávio Rímoli, Vice President – Legal Counsel to the registrant.

8.1*	Opinion of Shearman & Sterling LLP, U.S. counsel to the registrant, as to tax matters.

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Shearman & Sterling LLP, U.S. counsel to the registrant.

23.3	Consent of Dr. Flávio Rímoli, Vice President – Legal Counsel to the registrant.

24.1	Power of Attorney of registrant (included on signature page).

*

To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 10.  Undertakings.

          (a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To file a post-effective amendment to this registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

          (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Embraer-Empresa Brasileira de Aeronáutica S.A. certifies that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São José dos Campos, State of São Paulo, Brazil, on December 20, 2006.

EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

By:	/s/ MAURíCIO NOVIS BOTELHO

Name:	Maurício Novis Botelho
Title:	Chairman, President and Chief Executive Officer

By:	/s/ ANTONIO LUIZ PIZARRO MANSO

Name:	Antonio Luiz Pizarro Manso
Title:	Executive Vice-President Corporate and Chief Financial Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Maurício Novis Botelho and Antonio Luiz Pizarro Manso, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all further amendments (including post effective amendments) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 20, 2006 in the capacities indicated:

Name	Title

/s/ MAURÍCIO NOVIS BOTELHO	Chairman of Board of Directors, President and Chief Executive Officer (principal executive officer)

Maurício Novis Botelho

/s/ BORIS TABACOF	Director

Boris Tabacof

Director

Claudemir Marques de Almeida

/s/ EDUARDO SALOMÃO NETO	Director

Eduardo Salomão Neto

Director

Hermann H. Wever

Director

José Reinaldo Magalhães

Director

Neimar Dieguez Barreiro

/s/ PAULO CESAR DE SOUZA LUCAS	Director

Paulo Cesar de Souza Lucas

/s/ SAMIR ZRAICK	Director

Samir Zraick

Director

Vitor Sarquis Hallack

/s/ WILSON CARLOS DUARTE DELFINO	Director

Wilson Carlos Duarte Delfino

/s/ ANTONIO LUIZ PIZARRO MANSO	Executive Vice-President Corporate and Chief
Financial Officer (principal financial officer)
Antonio Luiz Pizarro Manso

/s/ MARCELO B. RODRIGUES	Controller (principal accounting officer)

Marcelo B. Rodrigues

/s/ JOANNE CASWELL	Authorized Representative in the United States

National Registered Agents, Inc.
Joanne Caswell

INDEX TO EXHIBITS

Exhibit Number	Description

1.1*	Form of underwriting agreement.

4.1

Amended and Restated Deposit Agreement among the registrant, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts incorporated by reference herein to Exhibit 99(a) to the registrant’s registration statement on Form F-6 filed on April 10, 2006 (File No. 333-133162).

4.2	Form of American Depositary Receipts (included in Exhibit 4.1).

5.1*	Opinion of Shearman & Sterling LLP, U.S. counsel to the registrant.

5.2*	Opinion of Dr. Flávio Rímoli, Vice President – Legal Counsel to the registrant.

8.1*	Opinion of Shearman & Sterling LLP, U.S. counsel to the registrant, as to tax matters.

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Shearman & Sterling LLP, U.S. counsel to the registrant.

23.3	Consent of Dr. Flávio Rímoli, Vice President – Legal Counsel to the registrant.

24.1	Power of Attorney of registrant (included on signature page).

*

To be filed by amendment or as an exhibit to a report filed or submitted pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, and incorporated herein by reference.